Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of UnumProvident Corporation for the registration of $1,475,000,000 of debt and equity securities and to the incorporation by reference therein of our report dated February 6, 2002 (except Note 15, as to which the date is March 21, 2002), with respect to the consolidated financial statements and schedules of UnumProvident Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Chattanooga, Tennessee
November 1, 2002